Amendment No. 2 to Rights Agreement

     THIS AMENDMENT (this “Amendment”), dated as of July 20, 2005, between Guilford Pharmaceuticals Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company (the “Rights Agent”).

RECITALS

     WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement dated September 26, 1995 as amended by that certain Amendment No. 1 dated October 15, 1998 by and between the Company and the Rights Agent (the “Rights Agreement”).

     WHEREAS, the Company intends to enter into an Agreement and Plan of Merger, dated as of the date hereof (as it may be amended or supplemented from time to time, the “Merger Agreement”) by and among the Company, MGI Pharma, Inc., a Minnesota corporation (“MGI Pharma”), and Granite Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of MGI Pharma.

     WHEREAS, the Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby.

     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may and the Rights Agent shall, if the Company so directs, supplement and amend the Rights Agreement prior to the Distribution Date and subject to certain other limited exceptions.

     WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable in connection with the foregoing and the Company and the Rights Agent desire to evidence such amendment in writing.

     WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

     NOW THEREFORE, in consideration of the foregoing and the mutual agreements set forth in the Rights Agreement and herein, the parties hereto agree as follows:

AGREEMENT

ARTICLE 1

     Section 1.1 Amendment of Section 1(c). Section 1(c) of the Agreement relating to the definitions of “Beneficial Owner” and “beneficially own” is amended by adding the following at the end thereof immediately following subparagraph (iii):

“Notwithstanding anything contained in this Agreement to the contrary, neither MGI Pharma, Inc., a Minnesota corporation (“MGI Pharma”), nor Granite Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of MGI Pharma (“Merger Sub”), nor any of their Affiliates or Associates, shall be deemed to be the Beneficial Owner of, nor to beneficially own, any of the Common Stock of the Company solely by virtue of the approval, execution, delivery or performance of the Agreement and Plan of Merger, dated as of July 20, 2005 by and among the Company, MGI Pharma, and Merger Sub (as it may be amended or supplemented from time to time, the “Merger Agreement”), or the consummation of the Merger (as defined in the Merger Agreement) and the other transactions contemplated by the Merger Agreement or any action in furtherance thereof.”

     Section 1.2 Amendment of Section 7(a). Section 7(a) of the Agreement is hereby amended by replacing the word “or” that appears immediately prior to the symbol “(iv)” with a comma, deleting the parenthetical contained at the end of Section 7(a) and by adding the following to the end of the amended Section 7(a):

“, or (v) the time immediately prior to the Effective Time (as defined in the Merger Agreement), whereupon the Rights shall expire (the earliest of (i), (ii), (iii), (iv) and (v) being herein referred to as the “Expiration Date”).”

     Section 1.3 Addition of New Section 35. The following is added as a new Section 35 to the Agreement:

“Section 35. Merger Agreement.

Notwithstanding anything in this Agreement to the contrary, none of the approval, execution, delivery or performance of the Merger Agreement, or the consummation of the Merger and the other transactions contemplated by the Merger Agreement or any action in furtherance thereof shall cause (i) MGI Pharma or Merger Sub or any of their Affiliates or Associates to be deemed an Acquiring Person, (ii) a Stock Acquisition Date to occur, (iii) a Distribution Date to occur or (iv) a Triggering Event.”

ARTICLE II

     Section 2.1 Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as specifically amended by this Amendment, all other terms and conditions of the Rights Agreement shall remain in full force and effect.

     Section 2.2 Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     Section 2.3 Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State.

     Section 2.4 Counterparts. This Amendment No. 2 may be executed in any number of counterparts. It shall not be necessary that the signature of or on behalf of each party appears on each counterpart, but it shall be sufficient that the signature of or on behalf of each party appears on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in any proof of this Amendment No. 2 to produce or account for more than a number of counterparts containing the respective signatures of or on behalf of all of the parties.

[Signatures appear on the following page.]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		GUILFORD PHARMACEUTICALS INC.

By:	/s/ Asher M. Rubin	By:	/s/ Dean J. Mitchell

Name:	Asher M. Rubin	Name:	Dean J. Mitchell
Title:	Secretary	Title:	President and Chief Executive Officer

Attest:		AMERICAN STOCK TRANSFER &
TRUST COMPANY

By:	/s/ Susan Silber	By:	/s/ Herbert J. Lemmer

Name:	Susan Silber	Name:	Herbert J. Lemmer
Title:	Assistant Secretary	Title:	Vice President

[Signature Page to Amendment No. 2]

CERTIFICATE OF COMPLIANCE

     I, Asher Rubin, hereby certify that I am the duly appointed and acting Senior Vice President, General Counsel and Secretary of Guilford Pharmaceuticals Inc., a Delaware corporation (the “Company”), and in connection with the execution of the Amendment No. 2 to Rights Agreement between the Company and American Stock & Transfer Company (the “Rights Agent”) dated as of the date hereof (the “Amendment”), I hereby further certify, on behalf of the Company, that the Amendment is in compliance with Section 27 of the Rights Agreement between the Company and the Rights Agent dated as of September 26, 1995, as amended by Amendment No. 1 to Rights Agreement dated October 15, 1998 by and between the Company and the Rights Agent.

July 20, 2005	GUILFORD PHARMACEUTICALS INC.

	By:	/s/ Asher Rubin

Asher Rubin Senior Vice President, General Counsel and Secretary